Exhibit 10.1

AGREEMENT

THIS AGREEMENT is made and entered into this 16th day of November, 2018, by and between NewMarket Corporation, a Virginia corporation, 330 South Fourth Street, Richmond, Virginia 23219 (hereinafter called “NewMarket”), and Mr. Robert A. Shama (hereinafter called “Shama”).

WITNESSETH:

1.    For the period January 1, 2019 through December 31, 2021 (the “Term”) NewMarket hereby retains Shama to provide counsel and assistance to NewMarket in support of its businesses and in particular, Afton Chemical Corporation (the “Services”). Through the period of this Agreement, Shama will devote his best efforts in the interest of NewMarket to perform these Services.

2.    For the Services rendered hereunder, NewMarket shall pay Shama and Shama hereby accepts compensation of the annual amount of $355,000, which payments will be made in monthly installments in arrears, less withholdings for applicable income taxes.

3.    NewMarket may terminate this Agreement immediately upon written notice to Shama in the event of any material breach of Section 4, 5, 6, 7 and 8 of this Agreement.

4.    Any and all inventions, discoveries, improvements, ideas, processes, methods, formulae and modifications made or conceived by Shama during the Term of this Agreement as the direct result of the Services rendered hereunder shall become the exclusive property of NewMarket, and Shama will promptly disclose to NewMarket and upon its request assign to it any and all inventions, discoveries, improvements, ideas, processes, methods, formulae and modifications without further compensation or remuneration. Shama agrees to execute from time to time during or after the Term hereof such documents as NewMarket may consider necessary to secure to it the benefits under this Agreement.

5.    For the Term of this Agreement and for a period of two years thereafter, Shama agrees that he will maintain in confidence and will not disclose to anyone other than the officers and duly authorized employees and representatives of NewMarket, except with the prior written permission of NewMarket, any information that may be obtained by him from NewMarket or from others in the course of his duties hereunder with respect to the conduct and details of the business or the processes, formulae, compounds, equipment, machinery, appliances, “know how” and arts used or usable by NewMarket in its business or in its research and development activities, or any other knowledge or information so obtained of whatever character. The information referenced above shall not include information which (i) has become publicly known or generally known within the industry and/or made generally available through no wrongful act of

Shama in breach of this Agreement, or (ii) has been rightfully received by Shama from a third party who is authorized to make such disclosure. Shama agrees to execute a Patent and Confidentiality Agreement attached as Annex A.

6.    Shama shall have no authority to enter any contract or agreement on behalf of NewMarket, its affiliates or subsidiaries and shall make no warranties or representation regarding products of NewMarket, its affiliates or subsidiaries without the prior written consent of NewMarket.

7.    During the Term of this Agreement, Shama agrees that he will not act on behalf of any other party on matters involving use of confidential or proprietary information obtained from NewMarket, its affiliates or subsidiaries or involving any conflict with work performed by NewMarket, its affiliates or subsidiaries.

8.    During the Term of this Agreement, Shama will not personally engage in Competitive Activities (as defined below); provided that Shama’s purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as Shama’s equity interest in any such company is less than a controlling interest. For purposes of this Agreement, “Competitive Activities” means to work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to the companies listed on Annex B of this Agreement and /or any of their successors, affiliates or subsidiaries.

9.    The Term of this Agreement shall commence on January 1, 2019 and shall terminate on December 31, 2021 without further notice.

10.    All data, studies and reports generated by Shama in connection with the Services shall be the exclusive property of NewMarket. Shama shall deliver to NewMarket within fourteen days after termination of this Agreement, all books and records (including any and all proprietary and confidential information) belonging to NewMarket or received by Shama pursuant to the terms of this Agreement.

11.    This Agreement is personal to Shama and may not be assigned or otherwise transferred by Shama.

12.    There are no other agreements or understandings verbal or in writing, between the parties hereto regarding the subject matter of this Agreement or any part thereof.

13.    The obligations of Shama under Sections 4, 5, 6 and 10 shall survive termination of this Agreement.

14.    Shama shall be entitled to retain all of his accrued pension benefits provided as a result of his retirement on January 1, 2019 from NewMarket, its affiliates or subsidiaries. Shama shall not accrue any additional pension benefits or service credit in the pension or welfare benefit programs of NewMarket, its affiliates or subsidiaries during the Term of this Agreement.

15.    This Agreement shall be construed and interpreted under the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, NewMarket Corporation has caused this instrument to be signed in its name by its President, and Robert A. Shama has hereunto set his hand all as of the day and year first above written.

NEWMARKET CORPORATION

By:	/s/ Thomas E. Gottwald	/s/ Robert A. Shama
	Thomas E. Gottwald	Robert A. Shama
President